Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Company Posts Third Quarter Net Income of US$0.21 Per Share and Revenues of

US$25.9 million; Expands Share Buy Back

BEIJING, CHINA, October 29, 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today reported results for the third quarter ended September 30, 2004.

Business Highlights

Highlights for the third quarter 2004:

•	Revenues up 17% year-on-year to US$25.9 million

•	Advertising revenues up 77% year-on-year to US$15.5 million, accounting for 60% of revenues, with brand advertising up 80% year-on-year and sponsored search reaching scale, growing 64% year-on-year

•	Wireless revenues down 30% year-on-year, comprising 31% of total revenues

•	Commercial operation of Blade Online game is off to a promising start

•	US GAAP net income is US$8.3 million, or US$0.21 per diluted share

•	Official Website Partnerships with Formula One and China Open signed; Online Partnership with NBA.com renewed and expanded to wireless services

•	SOHU web properties rank #1 in iResearch/Alexa monthly traffic rankings for first nine months of 2004

•	Proprietary search engine SoGou launched successfully

“The results of the third quarter proved yet again that our diversified and balanced business model enables us to mitigate the challenges in one business area as we continue to reap the benefits of the growing Chinese Internet market through other business lines. While we face a setback in our wireless business we are pleased to note the continuing strength of brand advertising, sponsored search, online games and e-commerce. To demonstrate our confidence in the health and future prospects of the Company, the Board of Directors has expanded the original stock repurchase program approved earlier this year,” said Charles Zhang, Chairman and CEO of SOHU.

Business Results

SOHU reported revenues of US$25.9 million for its third quarter ended September 30, 2004, an increase of 17% year-on-year. Gross margins of 68% in Q3 2004 were at similar levels of 69% in Q3 2003. The Company’s Q3 2004 US GAAP (generally accepted accounting principles) net income of US$8.3 million, or US$0.21 per fully diluted share, represented a US$5.6 million increase from the Q3 2003 net income of US$2.7 million (including a non-recurring non-cash tax charge of $6.5 million), or US$0.07 per fully diluted share. Excluding the non-cash tax charge in Q3 2003, the Q3 2004 net income was US$0.9 million lower than the same quarter last year.

SOHU’s advertising revenue for the third quarter of 2004 totaled US$15.5 million, a 77% year-on-year improvement and 16% quarter-on-quarter. Advertising revenue, consisting of US$13.0 million in brand advertising and US$2.5 million in sponsored search, accounted for 60% of total revenues in Q3 2004. Advertising gross margins of 77% were unchanged compared to the same period last year, reflecting how the extra costs of sports marketing in the third quarter were offset by the scalability benefits from online advertising.

“The third quarter advertising revenues were our strongest year-to-date due to the event-rich nature of the quarter that included the 2004 Athens Olympics. Also, we continued to successfully invest in SOHU’s future by signing up important new exclusive online partnerships with China Tennis Open, Asian Cup and Formula One, while deepening our relationship with NBA.com in the past quarter. We expect our longstanding investment in sponsored search to further bear fruit in coming quarters with the recent launch of our all-inclusive proprietary search engine SoGou,” said Victor Koo, President and COO of SOHU.

For the third quarter of 2004 SOHU’s non-advertising revenues, which are derived from consumer services, decreased by 21% year-on-year and 25% quarter-on-quarter to US$10.5 million, representing 40% of total revenues. The decline was predominantly caused by the loss in wireless revenues, which declined by 30% year-on-year and 28% quarter-on-quarter. Non-advertising gross margins were lower at 54% compared to 63% in the same quarter one year ago largely because of the decline in relatively high-margin wireless product sales.

On October 17, after eleven weeks of open beta testing, SOHU launched its new multiplayer online game, the domestically produced martial arts fighting game Blade Online for commercial use. The game has so far been well received by online game players in China. “We achieved our own target of user levels during open beta testing and I am encouraged by the retention rate to date of our game players since the start of our commercial operation,” commented Chairman and CEO Charles Zhang.

For the third quarter of 2004, SOHU’s operating expenses totaled US$9.7 million, an increase of 62% year-on-year. Operating profit margins of 31% were down from 42% in the same period last year.

“We are still in the build-up phase of a very promising but competitive market. We believe we are making the appropriate levels of investment to strengthen our brand and market presence and contribute to value for our shareholders in the long-term,” Carol Yu, SOHU’s Chief Financial Officer, said.

At September 30, 2004, SOHU’s cash and marketable debt securities balance was US$137.3 million.

Stock Repurchase Program

SOHU.COM today announced that its Board of Directors has continued and expanded the stock repurchase program announced in April 2004. Under the expanded program, the company plans to purchase from time to time up to US$20 million worth of outstanding shares of its common stock. This includes approximately US$13 million which remains unspent from the amount approved in April 2004, and an additional US$7 million approved by the Board this month.

SOHU intends to conduct the repurchase program in accordance with SEC Rule 10b-18 under the Securities Exchange Act of 1934, through open market broker transactions or block purchases. The volume of purchases by Sohu in any given trading day will not exceed the amount specified under Rule 10b-18 and, in accordance with Rule 10b-18, the price paid by the company will not exceed the higher of the highest independent bid quoted on Nasdaq or the last independent transaction price reported by Nasdaq. The timing of the company’s repurchases will depend on market conditions and will also be subject to Rule 10b-18 requirements.

The purchases will be funded from available working capital.

As of October 22, 2004, SOHU had approximately 36.4 million shares of common stock outstanding.

Business Outlook

SOHU estimates total revenues for the fourth quarter 2004 to be between US$23.8 million and US$24.8 million, with advertising revenues of US$15.6 million to US$16.2 million and non-advertising revenues of US$8.2 million to US$8.6 million. Fourth quarter earnings per diluted share is expected to be between US$0.17 to US$0.19. SOHU’s fourth quarter financial guidance includes a projected wireless revenues decline quarter-on-quarter of $2.7 million, matched by a corresponding decrease in gross profit of $1.9 million, a decrease in earnings-per-share (EPS) of 5 cents. The projected decline in wireless revenues is attributable to two factors. Firstly, the fourth quarter will have a full quarter’s impact of China Mobile Communication Corporation’s MMS suspension compared with a one-month impact of the sanctions, which took effect on September 1, on the Company’s Q3 2004 results. Secondly, wireless revenues are expected to decline as a result of the continuing installation of the MISC billing platform by provincial subsidiaries of China Mobile Communication Corporation.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 9:00 PM EST, October 28, 2004 (9:00AM on October 29, 2004 in the Hong Kong/China time zone) following the quarterly results announcement.

The conference call will be available on web cast live and replay at:

http://www.sohu.com/about/English/conference.htm

Dial-in details for the live conference call:

Hong Kong Toll Number: +852-2258-4002

China (North) Toll Free Number: 10800-852-0823

China (South) Toll Free Number: 10800-152-0823

U.S.A Toll Number: +1-210-839-8500

Passcode: 2989408

Conference Leader: Caroline Straathof

Dial-in details for the replay of the conference call (available for 24 hours):

HK Toll Number: +852-2802-5151

US Toll Number: +1-203-369-4620

Passcode: 775482

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com; top real estate website www.focus.cn and wireless value-added services provider www.goodfeel.com.cn . This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce. SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2004	Jun. 30, 2004	Sep. 30, 2003	Sep. 30, 2004	Sep. 30, 2003
Revenues:
Advertising	$15,473	$13,382	$8,748	$39,869	$20,025
Non-advertising:
Wireless	8,145	11,316	11,693	31,706	31,160
E-commerce	1,486	1,370	692	4,175	2,851
Other	836	1,199	947	3,392	1,804

Subtotal of non-advertising revenues	10,467	13,885	13,332	39,273	35,815

Total revenues	25,940	27,267	22,080	79,142	55,840

Cost of revenues:
Advertising	3,576	3,372	1,973	9,736	5,325
Non-advertising:
Wireless	3,021	4,132	3,876	11,334	9,643
E-commerce	1,450	1,346	629	4,082	2,528
Other	340	386	423	1,094	932

Subtotal of non-advertising cost of revenues	4,811	5,864	4,928	16,510	13,103

Total cost of revenues	8,387	9,236	6,901	26,246	18,428

Gross profit	17,553	18,031	15,179	52,896	37,412

Operating expenses:
Product development	2,462	2,091	1,968	6,433	5,642
Sales and marketing	4,600	4,261	2,839	11,982	7,366
General and administrative	2,210	1,752	1,181	5,534	3,575
Amortization of intangibles	368	360	—	905	—

Total operating expenses	9,640	8,464	5,988	24,854	16,583

Operating profit	7,913	9,567	9,191	28,042	20,829

Other expense	(190)	(196)	(552)	(594)	(743)
Interest income	641	578	532	1,849	1,202

Net income before taxes	8,364	9,949	9,171	29,297	21,288

Income tax expense	38	70	6,500	162	6,500

Net income	8,326	9,879	2,671	29,135	14,788

Basic net income per share	$0.23	$0.27	$0.07	$0.80	$0.42

Shares used in computing basic net income per share	36,392	36,349	35,824	36,332	35,289

Diluted net income per share	$0.21	$0.25	$0.07	$0.73	$0.38

Shares used in computing diluted net income per share	40,644	40,893	41,643	40,772	39,728

SOHU.COM INC.

CONSOLIDATED SUMMARY BALANCE SHEET DATA

(UNAUDITED, IN THOUSANDS)

	Sep. 30, 2004	Dec. 31, 2003
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$137,269	$142,570
Accounts receivable, net	21,226	12,381
Prepaid and other current assets	5,121	4,050
Fixed assets, net	9,204	6,846
Long-term investment to Related Parties	997	—
Goodwill	43,669	31,664
Intangible assets, net	7,960	4,082
Other assets, net	3,815	3,462

	229,261	205,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	27,880	19,454
Deferred revenues	5,374	3,962
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	123,254	113,416

Shareholders’ equity	106,007	91,639

	$229,261	$205,055